Newsletter - Q2 2020

Notes from the CEO
Modified Earnings Before Income Tax Depreciation and Amortization (MEBITDA) for the second quarter (Q2 or January, February and March) 2020 was negative $(1,916,083) versus $737,975 during the same period last year. Net income during Q2 2020 was negative $(4,749,459), versus negative $(1,815,780) during the same three months of FY 2019. After six months, MEBITDA is $4,757,454 for FY 2020 and that compares to $1,471,772 during the first six months of FY 2019. Net income after six months in FY 2020 is negative $(896,626) and was negative $(3,125,430) in the comparative period of FY 2019.
The following table provide comparative data relating to certain operating measures from Q2 of our fiscal year versus the same period last year. In addition, the six month values are provided for your reference as well.
Table 1.  Operational and Financial Summary

Description	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	Six Months Ended March 31, 2020	Six Months Ended March 31, 2019
Production (million gal)	30.20	33.05	63.43	66.27
Ethanol Yield (den gal/bu)	2.898	2.899	2.922	2.890
Ethanol Price (per gal)	$1.25	$1.23	$1.34	$1.21
Corn Price (per bushel)	$3.75	$3.61	$3.74	$3.55
Corn Oil Yield (lbs/bu)	0.967	1.006	0.988	0.983
BTU’s/gallon	25,149	23,946	24,144	23,880
Steam/Natural Gas cost per MMBTU	$2.718	$4.137	$2.840	$3.855
kWh/gallon	0.641	0.639	0.623	0.642
Chemical cost ($/gal)	$0.089	$0.090	$0.096	$0.098

For further performance comparison, the cost of production data on a cents per gallon basis is presented in Table 2.
[The following table excludes non cash depreciation that is included in "Fixed Cost" and "General and Administrative Cost" ("G&A") in the Statement of Operations included later in this document in the calculation of the cost per gallon of ethanol produced].

Table 2. Cost per gallon

Metric	YTD 2020	Fiscal 2019	Fiscal 2018
Variable Cost	$0.2234	$0.2436	$0.2541
Fixed Cost	0.1136	0.1206	0.1411
G&A Cost	0.0416	0.0375	0.0387
Total	$0.3786	$0.4017	$0.4339

COVID-19
At this point, all of us have been touched in some way by the COVID-19 pandemic and subsequent actions taken within the public and private sectors to provide for public safety. At SIRE, our initial plant-wide discussions and mitigation steps began during the week of March 9th. For context, May ethanol futures on the Commodity Mercantile Exchange (CME) closed at $1.23 per gallon on March 9, 2020. At the end of that week, the situation had escalated to the point that President Trump declared a national emergency. As the market tried to digest the impact of travel restrictions, it reacted accordingly with May CME ethanol futures closing at $0.97 per gallon on Wednesday, March 18th.
Based on the pricing collapse discussed above and taking into account our variable operating margin, existing contract obligations, the commissioning of the Dryer Exhaust Energy Recovery system, as well as our scheduled May plant maintenance outage, the decision was made to reduce our operating rates by ~50%.

This lower level of production impacted all the metrics in Table 1 in one fashion or another. Generally, yield improves as a result of increased fermentation time and energy efficiency decreases because energy required does not decrease in proportion to decreased ethanol output. For example, March ethanol yield was 2.948 gallons per bushel versus 2.879 in February whereas energy efficiency went from 0.633 kWh per gallon in February to 0.719 kWh per gallon in March.
Similarly, while Table 2 shows good improvement in production costs over FY 2019, lower output in March is impacting that metric given there are fewer gallons to spread the costs over. Production costs for March 2020 totaled 40.43 cents per gallon.

Impact to the Third Quarter
The broad effect of essentially shutting down the economy is hard to overstate. According to the Renewable Fuels Association ("RFA"), as of April 24th, 75 ethanol facilities were totally idled, 79 are operating at significantly reduced capacity and 50 plants are near normal capacity. In total, 8.8 billion gallons of annualized production are offline with 8.4 billion gallons annualized still operating. In this environment, our focus is on preserving capital while also looking at opportunities to enhance our cashflow.
With the urgent focus on public health, came an opportunity that we expect to positively impact our third quarter operations. In response to the increased demand for hand sanitizer relative to the short supply, the World Health Organization issued a recipe for production, the Alcohol Tax and Trade Bureau relaxed tax requirements and the Food and Drug Agency provided guidance for ethanol plants to provide alcohol for the hand sanitizer market. SIRE employees embraced this challenge and developed a process to mix and bottle finished hand sanitizer onsite. The product was christened "SIREtizer" and in April we moved over 12,000 units. Our initial focus was on providing donations to various medical facilities. That evolved into contracts with a couple government entities. We also worked with area restaurants, placing product in their establishments to provide both a place for consumers to get the product and the businesses additional “to-go” foot traffic. SIREtizer sales are obviously not a replacement for the dollars generated through “normal” operations. But it is an unexpected source of revenue that we had not counted on.
Sales of undenatured alcohol to support hand sanitizer around the country is another unexpected, but welcome, source of revenue. At this point, SIRE alcohol for hand sanitizer has been sold in 26 states, the District of Columbia and two Canadian provinces. The key question is; how long will this market be available? Our ability to participate in this market is based on two things:

1. The relaxed regulatory environment to address the need, and
2. Demand

We are currently looking at process enhancements that would allow us to produce the U.S. pharmaceutical grade of alcohol that is typically used in the production of hand sanitizer. Understanding the costs involved will help inform our thoughts on adding this as a regular piece of our business. Regarding demand longevity, it is prudent to review history. In 2009, H1N1 (aka the swine flu) broke out in North America. It lasted for approximately 20 months. There was a significant jump in hand sanitizer demand that subsided not too long after the pandemic ended. In my mind, that is as close an analogy to the COVID-19 situation that we have. But it is a bit like comparing apples and oranges. As we hear various states discuss reopening their economies, it is clear that personal protective equipment, to include hand sanitizer, is part of the plan. As of yet, it is largely unknown what specific requirements will be for businesses or governmental entities in getting back to regular operations. In any event, we will be watching this closely.

Going Forward
The ethanol industry has faced numerous challenges in the past. I expect that the impact of this COVID-19 induced economic downturn will permanently shutter some facilities and likely cause consolidation among others. SIRE has certainly been negatively impacted, but we are well situated to survive. Our plant has the right design, good location, solid team and clear-eyed board direction. In other words, a sound foundation. But we cannot sit idle. Now more than ever, the focus on our “5-10-20” plan must remain sharp. Five percent increase in efficiencies, ten percent reduction in production expense, and twenty percent improvement in energy usage and production volume. This approach will carry us forward.
It also needs to recognized that there is another team on the field. The oil interests are not relenting in their push to reduce ethanol’s reach. Adhering to the adage, “no crisis should go to waste”, governors of several oil producing states citied the impact of COVID-19 measures as a basis to renew a call for the Renewable Fuels Standard requirements to be waived. The ethanol industry needs to stand up and make ourselves heard. I encourage all of you to let our elected officials know the importance ethanol plays as part of a cleaner burning, high octane fuel supply specifically and agriculture generally.
Thank you for your continued support.

The annual meeting will be held virtually on Friday, May 22nd at 1:00 pm. Please remember to vote.

Mike Jerke, CEO
Southwest Iowa Renewable Energy, LLC
712.352.5002

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands, except per unit data)
	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Revenues	$50,328	$53,190	$112,393	$106,572
Cost of Goods Sold	53,190	53,617	109,817	106,637
Gross Margin (Loss)	(2,862)	(427)	2,576	(65)

General and administrative expenses	1,279	1,174	2,523	2,676
Interest and other expense, net	609	215	950	384
Net (Loss)	$(4,750)	$(1,816)	$(897)	$(3,125)

Weighted Average Units Outstanding, Basic	8,975	13,327	10,824	13,327
Weighted Average Units Outstanding, Diluted	8,975	13,327	10,824	13,327
Net (Loss) per unit, Basic	$(529.25)	$(136.26)	$(82.87)	$(234.49)
Net (Loss) per unit, Diluted	$(529.25)	$(136.26)	$(82.87)	$(234.49)

Modified EBITDA
Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses, and other significant noncash expenses was $(1.9) million for the three months ended March 31, 2020, compared to $0.7 million for the three months ended March 31, 2019. Modified EBITDA was $4.8 million for the six months ended March 31, 2020 compared to $1.5 million for the six months ended March 31, 2019. The following sets forth the reconciliation of net income to Modified EBITDA for the periods indicated:

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
	Unaudited	Unaudited	Unaudited	Unaudited
	in 000's	in 000's	in 000's	in 000's

Net (Loss)	$(4,750)	$(1,816)	$(897)	$(3,125)
Interest expense, net	645	261	994	452
Depreciation	2,603	2,556	5,205	5,134
EBITDA	(1,502)	1,001	5,302	2,461

Unrealized Hedging (Gain)	(414)	(263)	(545)	(989)

Modified EBITDA	$(1,916)	$738	$4,757	$1,472

About Southwest Iowa Renewable Energy, LLC:
SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.
This newsletter contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392